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Exhibit 16.1

[KPMG Letterhead]

August 23, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

        We were previously principal accountants for The Doe Run Resources Corporation (the Company) and, under the date of February 2, 2004, except as to Note 22, which is as of May 7, 2004, we reported on the consolidated balance sheets of the Company as of October 31, 2003 and 2002, and the related statements of operations, comprehensive losses and shareholder's deficit, and cash flows for each of the years in the three-year period ended October 31, 2003. On July 1, 2004, we were notified by management of the Company's parent that our appointment as principal accountants of the Company would cease upon completion of the review of the Company's consolidated financial statements as of January 31, 2004 and for the three-month period then ended (the "Interim Review"). We completed this Interim Review on July 30, 2004. We have read the Company's statements included under Item 4 of its Form 8-K dated July 27, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement in paragraph 1) that on July 27, 2004, The Doe Run Resources Corporation decided to replace KPMG LLP as the Company's independent auditors, the statement in paragraph (ii) under 1) that the decision to dismiss KPMG was unanimously approved by Doe Run's Board of Directors, or the statement in paragraph 2) that Doe Run's Board has authorized the retention of Crowe Chizek and Company LLC to be Doe Run's new independent auditors.

        In addition, the Company's statement in paragraph (i) under 1) is incomplete and does not fully state the nature of the departures from the standard audit report. KPMG LLP's report on the consolidated financial statements of the Company as of and for the years ended October 31, 2003 and 2002 contained a separate paragraph stating that "the Company has suffered recurring net losses, has a net capital deficiency, and has liquidity concerns that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty." In addition, KPMG LLP's report on the consolidated financial statements of the Company as of and for the year ended October 31, 2003, contained a separate paragraph stating "As discussed in Notes 1 and 20 to the consolidated financial statements, the Company adopted the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations, as of November 1, 2002."

Very truly yours,

/s/ KPMG LLP

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  Exhibit 16.1